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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                   CORE, INC.

                               TCM SERVICES, INC.

                         TRANSCEND CASE MANAGEMENT, INC.

                                       AND

                            TRANSCEND SERVICES, INC.

                                 March 17, 1998
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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made and entered into as of the ____ day of March, 1998 by and among CORE, INC., a Massachusetts corporation ("CORE"), TCM SERVICES INC., a Delaware corporation and wholly-owned subsidiary of CORE ("Purchaser"), TRANSCEND CASE MANAGEMENT, INC., a Georgia corporation ("Seller"), and TRANSCEND SERVICES, INC., a Delaware corporation and owner of all the capital stock of Seller ("Transcend").

                             W I T N E S S E T H:

      WHEREAS, Seller and Transcend own and operate a workers compensation case management and bill audit business and related services and businesses (collectively, as further defined herein, the "Business");

      WHEREAS, Purchaser desires to purchase from Seller and Transcend and Seller and Transcend desire to sell to Purchaser, on the Closing Date (as hereinafter defined) substantially all assets used in operating the Business;

      NOW, THEREFORE, in consideration of the covenants hereinafter set forth and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                   Purchase of Assets; Consideration; Closing

Section 1.1  Purchase of Assets by Purchaser

      (a) Sale of Assets. Subject to the provisions of this Agreement, Seller and Transcend agree to sell and Purchaser agrees to purchase, at the Closing (as defined in Section 1.5 below), all of the properties, assets, rights, claims and contracts used by Seller in the workers compensation case management and bill audit business and related services and businesses (collectively, the "Business"), including, without limitation, the following:

            (i) All property, plant, equipment machinery, furniture, fixtures and other tangible personal property (including supplies and inventories) used in the Business, including those assets listed on Schedule 2.6 hereto;

            (ii) All computer and similar equipment and software used in the Business, including the equipment and software listed on Schedules 2.6 and 2.7 hereto;

           (iii) All patents, patent applications, trade secrets, processes and techniques, know-how, designs, inventions, copyrights, discoveries and other


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                  proprietary or intangible rights and intellectual
                  properties used in the Business, including the intellectual property and Proprietary Rights listed on
                  Schedule 2.7 hereto;

            (iv) All rights to the name and marks "Sullivan Health and Rehabilitation Services" (including derivatives thereof) and other trade names, service names, trademarks, service marks, trademark applications and service mark applications used in the Business, including those names, marks and rights listed on Schedule 2.7 hereto, excluding, however, the name and mark "Transcend Services, Inc." (including derivatives thereof) and the Transcend Services corporate logo;

            (v) All files, customer and supplier lists, mailing lists, accounting records and other business records, all catalogs, printed materials, telephone numbers (including 800 telephone numbers), fax numbers and sales aids and all other data relating to the Business;

            (vi) Accounts receivable, refunds, deposits, prepaid expenses, short and long term assets and instruments of every kind and description related to the Business;

            (vii) All rights of every kind under all contracts and agreements inuring to Seller's benefit or with respect to the Business including those rights under contracts listed on Schedule 2.10 hereto (the "Assigned Contracts");

           (viii) Rights under real estate leases as listed on Schedule 2.8 hereto (the "Real Estate Leases");

            (ix) All documents and information relating to the Business and the operations of Seller, for the past five (5) years, including, without limitation, customer lists and all books and records relating to the operations of the Business; and

            (x) Seller's cash and accounts receivable (net of doubtful accounts) shown on the books and records of the Seller as of the Closing Date in an amount at least equal to $220,000; and

      The assets specified above to be sold to and purchased by Purchaser under this Agreement are referred to collectively as the "Subject Assets". The Subject Assets shall not include any assets listed on Schedule 1.1(x) (the "Excluded Assets").

      Seller and Transcend jointly and severally represent and warrant to Purchaser and CORE that the Subject Assets constitute all the assets utilized in the Business.

Section 1.2  Limited Assumption of Liabilities

      Subject to the provisions of this Agreement, at the Closing, Purchaser shall assume only


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those debts, liabilities, obligations, commitments and contracts of the Seller which are set forth on Schedule 1.2. The Purchaser is not assuming any other liabilities, obligations, commitments or contracts whatsoever.

      The debts, liabilities, obligations, commitments and contracts specified above to be assumed by Purchaser under this Agreement are referred to collectively as the "Assumed Liabilities". The Assumed Liabilities shall, without limitation, exclude all debts, liabilities, obligations, commitments and contracts not specifically identified in Schedule 1.2; (i) all tort claims asserted against Seller or Transcend or the Business or claims against Seller or Transcend or the Business for breach of contract or breach of warranty, which are based on acts or omissions occurring before the Closing; (ii) all liability related to environmental matters which originate prior to the Closing Date;
(iii) any contract or agreement of Seller not expressly listed as an assigned contract on the Schedule 2.10 to this Agreement; (iv) any liabilities or obligations under any real property leases for periods prior to the Closing; (v) any obligations or liabilities to any employee of any Seller unless expressly set forth on Schedule 1.2 and then only in the amount set forth on said Schedule 1.2; and (vi) any liabilities for taxes of any kind, including, without limitation, sales, income or withholding taxes resulting from the operation of the Business prior to Closing.

Section 1.3  Consideration; Calculation of Number of Purchase Price Shares

      (a) Subject to the terms and conditions set forth in this Agreement, the consideration to be paid by Purchaser to Seller for the Business and the Subject Assets shall be (i) shares of common stock of CORE, Inc., the number of which shall be determined pursuant to Section 1.3(b), below (the "Purchase Price Shares") and (ii) assumption of the liabilities and obligations of Seller and Transcend listed on Schedule 1.2.

      (b) The number of Purchase Price Shares shall be equal to: (i) the Purchaser's Net Annualized Revenue, divided by (ii) the Market Price of one share of CORE Common Stock on the Designation Date (as each term is defined below).

      (c)  For the purposes of the foregoing calculation,

      (i) "Net Annualized Revenue" shall equal four times the Selected Quarterly Revenue (as defined below) reduced by (A) any unpaid Shortfall amount related to uncollected accounts receivable described in Section 5.16; and (B) any unpaid indemnification claims described in Article VII, if any.

      (ii) "Selected Quarterly Revenue" shall mean Purchaser's gross revenue derived from workers compensation case management and workers compensation bill audit, net of allowance for doubtful accounts, as reported by Purchaser pursuant to GAAP for a quarter ended March 31, 1999 through December 31, 2000 as selected in writing by Transcend pursuant to the procedure described below.

      For purposes of calculating Purchaser's gross revenue, net of allowance for doubtful accounts, the following revenue shall be excluded:


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      (A) revenue related to CORE's wholly-owned subsidiary Cost Review
      Services, Inc. ("CRS") which also conducts workers compensation case management and workers compensation bill audit unless such revenue originates solely from the efforts of a sales representative who was formerly an employee of Seller or a replacement thereof (a "Transcend Sales Representative");

      (B) revenue from any present or former customer of CRS (unless such customer is as of the Closing Date also a customer of Seller, in which event revenues shall be credited to Purchaser and CRS in the same proportion as the current allocation);

      (C) revenue from sources other than Seller's Business as operated by Seller as of the Closing Date unless both of the following conditions are met: (1) such revenue originates solely from the efforts of a Transcend Sales Representative and (2) is performed by Purchaser or CRS;

      (D) revenue which is directly attributable to services or products purchased from a vendor or any other party other than Purchaser (a "Rebillable"); provided, the difference between the revenue associated with such Rebillable and the actual cost of such Rebillable (the "Margin") shall be included in calculating Purchaser's gross revenue. (For example, and without limitation, revenue from independent medical examinations ("IMEs"), WorkAbility services, CORE's PRA services and CORE Analytic services and other products or services for which Purchaser must pay or credit a vendor or other person or entity shall be excluded from Purchaser's gross revenue (except that the Margin on such purchases shall be included in gross revenue)); and

      (E) revenue from a client which is directly or indirectly acquired by CORE to the extent such revenue exceeds the revenue for a quarterly period prior to a letter of intent or public announcement of such acquisition by CORE.

      Notwithstanding the foregoing, in no event shall excluded revenue be deducted more than once in calculating Purchaser's gross revenue.

      (iii) "Market Price" of a share of CORE common stock means the average of the closing bid prices of such stock sales as quoted on the NASDAQ - National Market System ("NASDAQ-NMS") averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If CORE common stock is not listed on NASDAQ-NMS on the Designation Date, the Market Price shall equal the average of the closing bid prices of such stock sales on all securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security


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is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined in good faith jointly by CORE and Transcend. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an appraiser jointly selected by CORE and Transcend. The cost of such appraisal shall be paid fifty percent (50%) by CORE and fifty percent (50%) by Transcend.

      (d) Procedure. Within 5 business days following CORE's public announcement of financial results for each quarterly period beginning with the quarterly period ending on June 30, 1998 and ending with the quarterly period ending on December 31, 2000 (and in no event later than (i) 120 days following the end of the quarterly periods ending December 31, 1999 and December 31, 2000 or (ii) 45 days following the end of each such quarterly period other than those quarterly periods ending December 31, 1999 and December 31, 2000). Purchaser shall deliver to Transcend Purchaser's quarterly gross revenue statement for such preceding quarter, prepared in accordance with CORE's accounting procedures and GAAP (the "Quarterly Revenue Statement"). Beginning with the quarter ended March 31, 1999, within 20 days of CORE's delivery of each Quarterly Revenue Statement, Transcend, may upon written notice to CORE designate the quarterly revenue for such period as the Selected Quarterly Revenue, in which event the revenue for such quarter, net of allowance for doubtful accounts, shall be the Selected Quarterly Revenue. The date of CORE's receipt of such written designation by Transcend (provided such receipt is within the 20 day period) shall be the Designation Date. Time is of the essence with respect to Transcend's selection of the Selected Quarterly Revenue and Transcend shall not have the right to make the foregoing selection after said 20 day period has passed. If Transcend does not designate any period as the Selected Quarterly Revenue, the quarterly revenue, net of doubtful, as reported on the Quarterly Revenue Statement for the quarter ended December 31, 2000 shall be the Selected Quarterly Revenue and April 1, 2001 shall be the Designation Date.

      (e) Inspection of Books and Records. At Transcend's or Seller's request and for the purpose of verifying the information in Purchaser's Quarterly Revenue Statement, Purchaser will make the work papers and back-up materials used in preparing the Purchaser's Quarterly Revenue Statement available to the Seller and Transcend and their accountants and other representatives at reasonable times and upon reasonable notice.

      (f) Corporate Reorganization If (i) CORE is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of CORE's assets or otherwise or (ii) Purchaser or substantially all Purchaser's assets are acquired by an entity unaffiliated with CORE or Transcend (hereafter events described in (i) and (ii) shall be referred to as an "Acquisition"), the board of directors of CORE or any entity assuming the obligations of CORE (the "Successor Board"), shall, as to obligation to issue Purchase Price Shares either (i) make appropriate provision for the continuation of such obligation to issue Purchase Price Shares by substituting on an equitable basis for the CORE common stock then subject to issuance securities of the successor or acquiring entity, or (ii) the Selected Quarterly Revenue shall be deemed to be Purchaser's highest gross revenue, net of allowance for doubtful accounts, (as calculated pursuant to Section 1.3(b)(ii)) for a calendar quarter beginning with the calendar quarter ending March 31, 1999 and ending with the most recent complete calendar quarter immediately preceding such Acquisition, and based upon such deemed Selected Quarterly Revenue, Purchase


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Price Shares in CORE common stock shall be issued to Transcend prior to the closing or planned closing of the Acquisition.

Section 1.4  Allocation of Purchase Price

      Purchaser will propose an allocation of the Purchase Price in accordance with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Subject to Seller's agreement with such allocation, which will not be unreasonably withheld, Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b), in a manner consistent with such allocation.

Section 1.5  Closing Date

      The parties agree that time is of the essence and the closing under this Agreement (the "Closing") will take place at 10:00 a.m. local time, on Tuesday, March 3, 1998, or at such other time and place as the parties may otherwise agree upon (such time and such date being herein referred to as the "Time of Closing" and such date being herein referred to as the "Closing Date"), at the offices of CORE, 18881 Von Karman Avenue, Suite 1750, Irvine, California (or at such other place as the parties may otherwise agree upon).

      Notwithstanding the foregoing, CORE shall have the right in its absolute discretion to postpone the Closing under this Agreement for a period of not more than thirty days following the later of (i) March 3, 1998, (ii) the date all Schedules hereto are delivered by Seller and Transcend to CORE, or (iii) the date Seller's audited financial statements are delivered to CORE, in which event such date shall be referred to as the "Closing Date".

Section 1.6  Actions to Be Taken At Closing

      (a) At the Closing, Seller and Transcend shall deliver or cause to be delivered to Purchaser the following:

            (i) a Bill of Sale from Seller and Transcend in the form attache as Exhibit A;

            (ii) instruments of assignment of each of the Assigned Contracts in the form set forth in Exhibit B, with such changes to such form approved by Purchaser and Seller (the "Contract Assignments"), pursuant to which Purchaser will assume all obligations under each such Assigned Contract accruing after the Closing Date;

            (iii) original, executed UCC termination statements in a form acceptable to Purchaser and acceptable for filing for any Temporary Encumbrances (as defined in Section 2.5) not yet terminated;


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            (iv)  an opinion of counsel to Seller covering the matters set forth on Exhibit C in form reasonably satisfactory to Purchaser;

            (v) compliance certificates of Seller and Transcend, as described in Section 9.3, lated the Closing Date, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2;

            (vi) written consents of all third parties required by any and all agreements or documents to which Seller, is a party and by which the Subject Assets are bound in order to consummate the transactions contemplated hereby;

            (vii) certified resolutions of the Board of Directors of Seller and
                  Transcend and certified votes of the stockholder of Seller duly and legally authorizing the execution and performance of this Agreement and the Ancillary Documents to which it is a party;

           (viii) certificates of all Continuing Employees in the form of Exhibit H-1 and as described in Section 5.6;

            (ix) acknowledgments of CORE's policies from each Continuing Employee in the form of Exhibit H-2 and as described in
                  Section 5.6;

            (x) Consent and Amendment of Employment Agreements from certain persons as described in Section 9.13;

            (xi) all such other documents, assignments and other instruments as, in the opinion of Purchaser's counsel, are necessary to vest in Purchaser title to the Subject Assets to be transferred to it pursuant to this Agreement; and

            (xii) all other documents, endorsements, assignments, instruments, writings and other items required to be delivered by Seller and Transcend at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

      (b) At the Closing, Purchaser will deliver or cause to be delivered to Seller, the following:

            (i) an opinion of counsel to Purchaser and CORE covering the matters set forth on Exhibit D in form reasonably satisfactory to Seller;

            (ii) a compliance certificate of the Purchaser and CORE as described in Section 8.3, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2;

            (iii) certified resolutions of the Board of Directors of Purchaser and CORE duly and legally authorizing the execution and performance of this Agreement and the Ancillary Documents to which it is a party; and


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            (iv)  all other documents, endorsements, assignments, instruments, writings and other items required to be delivered by Purchaser or CORE at or prior to the Closing pursuant to this Agreement or otherwise required or reasonably requested in connection herewith.

      (c) At the Closing, CORE, Purchaser, Transcend and Seller shall execute, and deliver the following to each other

            (i) a Registration Rights Agreement between CORE and Transcend in the form attached as Exhibit E (the "Registration Rights Agreement").

            (ii) a Tradename License Agreement concerning the use of the tradename "Transcend Case Management" for a period of one year, in the form attached as Exhibit F (the "Tradename License Agreement").

      All instruments, agreements, certificates and other documents delivered at Closing or otherwise delivered pursuant to this Agreement other than this Agreement shall be referred to as the "Ancillary Documents".

Section 1.7 Further Assurances

      From time to time after the Closing at the request of Purchaser and without further consideration, Seller and Transcend shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.6) and take such other action as Purchaser may require or request to more effectively transfer and assign to, and vest in, Purchaser each of the Subject Assets. To the extent that the assignment of any contract or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, Seller and Transcend shall use all reasonable efforts before and after the Closing to obtain any necessary consents or waivers and to otherwise assure Purchaser of the benefits of the assigned contracts.

                                   ARTICLE II

             Representations and Warranties of Seller and Transcend

      Seller and Transcend, jointly and severally, hereby represent and warrant to Purchaser and CORE that:

Section 2.1  Organization

      Each of Seller and Transcend is, and on the Closing Date will be, duly organized, validly existing and in good standing under the laws of their respective states of incorporation or organization; have, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by them and to own or lease all of the assets owned or leased by them. Each of Seller and Transcend is qualified as a foreign corporation (or otherwise qualified to do business) in all states and jurisdictions in which such qualification is required, except in


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the case of Transcend where the lack of such qualification would not have a material adverse effect on the business, results of operation or financial condition (a "Material Adverse Effect") of Seller. A complete and correct copy of the Certificate of Incorporation and all amendments thereto and the Bylaws of Seller and Transcend have been delivered to CORE and no changes have been made thereto since the date delivered.

      Each of Seller and Transcend do not and will not on the Closing Date directly or indirectly own any shares of stock or any other securities, of any corporation or have any direct or indirect interest in any firm, partnership, limited liability company association or other entity which, in any way, directly or indirectly, are related to the Business.

Section 2.2  Authorization of Transaction

      Seller and Transcend each has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by each of them pursuant to the provisions hereof. This Agreement is valid, binding and enforceable against each of Seller and Transcend in accordance with its terms.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Certificate of Incorporation or By-laws of Seller or Transcend; (b) constitute any violation or breach of any material provision of any material contract or other instrument to which Seller or Transcend is a party or by which any of the assets of the Business may be affected or secured; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation or will result in the creation of any lien, charge or encumbrance binding on or applicable to or contravene or conflict with the organizational documents of Seller or Transcend or the Subject Assets; or (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Seller or Transcend or any material license, franchise, permit or other similar authorization held by Seller or Transcend.

      The execution, any delivery and performance by Seller and Transcend of this Agreement and the consummation of the transactions by Seller and Transcend require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

Section 2.3  Capitalization

      The authorized capital stock of Seller and a complete and accurate list of stockholders of Seller is set forth in Schedule 2.3 hereto. There are not authorized or outstanding any options, warrants or other rights to purchase any shares of capital stock of Seller.

Section 2.4  Financial Statements

      Schedule 2.4 attached hereto consists of the following financial statements (the "Financial Statements"): (i) unaudited financial statements of Seller, which includes the balance sheets of Seller, as of December 31, 1996 and 1997, and the related statements of income for the years ended December 31, 1995, 1996 and 1997, (the balance sheet of Seller, as of December 31,


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1997, is hereinafter referred to as the "Balance Sheet") and (ii) unaudited financial statement for each month ending after December 1997. The financial statements included in Schedule 2.4 are in accordance with the books and records of Seller, are complete and correct in all material respects and fairly present the financial position of Seller as of the dates therein indicated and the results of the operations of Seller for the periods so ended, all in conformity with generally accepted accounting principles and practices applied on a consistent basis with prior periods ("GAAP") (except as may be indicated in the notes thereto) subject to normal year end adjustments and the absence of footnotes in the case of any interim financial statements. The notes and accounts receivable reflected in the Balance Sheet, net of reserves therein reflected, are, except to the extent heretofore collected, fully collectible and subject to no counterclaims or set-offs.

Section 2.5  Title to Assets; Encumbrances; Conditional Sales

      Except for the liens, mortgages, pledges and encumbrances set forth in
Schedule 2.5 hereto (the "Temporary Encumbrances"), either Seller or Transcend have good and marketable title to all of the Subject Assets. All Temporary Encumbrances shall be terminated at or before Closing and at Closing Seller and Transcend shall have good and marketable title to the Subject Assets. Without limiting the generality of the foregoing, no officer, director, stockholder, partner or affiliate of Seller or Transcend (or any member of their families) own any asset, tangible or intangible, which is used in the Business. None of the Subject Assets is held or will be held on the Closing Date by Seller or Transcend as lessee under any lease or as conditional sale vendee under a conditional sale contract or other title retention agreement, except as set forth in Schedule 2.5 or as otherwise expressly permitted herein.

      Seller and Transcend, jointly and severally, represent that the Bill of Sale and other documents and instruments of transfer delivered to Purchaser at Closing shall effectively vest in Purchaser good and marketable title to the Subject Assets, free and clear of all liens, restrictions and encumbrances.

      Except for the Excluded Assets listed on Schedule 1.1(x), at Closing, the Subject Assets shall include all the assets which are used by Seller or Transcend in the operation of the Business.

Section 2.6  Machinery, Equipment, Fixtures

      Attached hereto as Schedule 2.6 is a complete and correct list and a brief description of all machinery, vehicles, equipment and fixtures, office equipment and furniture and/or other personal property owned by Seller or used in the Business on December 31, 1997, each with a book value or fair market value more than $1,000.

Section 2.7  Proprietary Rights; Patents; Trademarks; Software; etc.

      For the purposes of this Agreement, "Proprietary Rights" means any of the following which are material to or used in the Business: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and


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

applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

      Schedule 2.7 attached hereto contains a complete and accurate list of (i) all patented and registered Proprietary Rights owned by Seller (or owned by Transcend or a Transcend affiliate and used in the Business), (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by Seller (or filed by Transcend or a Transcend affiliate and used in the Business), (iii) all trade names and corporate names owned or used by Seller, (iv) all trademarks, service marks, copyrighted works and computer software which are material to the financial condition, operating results, assets, operations or business prospects of Seller or the Business, and (v) all licenses and other rights granted by Seller to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to Seller, with respect to any Proprietary Right. Except as set forth in
Schedule 2.7, Seller owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Proprietary Rights necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. All of such Proprietary Rights of Seller or the Business will remain in effect and good standing as and to the extent existing on the date of this Agreement, notwithstanding the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.7, the loss or expiration of any Proprietary Right or related group of Proprietary Rights would not have a material adverse effect on the financial condition, operating results, assets, operations or Business prospects of Seller and no such loss or expiration is threatened, pending or reasonably foreseeable. Seller and Transcend have taken all actions which Seller and Transcend, in their reasonable business judgment, have deemed necessary and desirable to maintain and protect the Proprietary Rights which Seller owns or the Business uses. Except as indicated on Schedule 2.7, (i) there have been no claims which have been made or are currently outstanding or are threatened against Seller or Transcend asserting the invalidity, misuse, unenforceability, or contesting the ownership, of any of the Proprietary Rights which Seller owns or the Business uses, and, after reasonable inquiry, there are no grounds for the same, (ii) the conduct of Seller's Business has not infringed, misappropriated or otherwise conflicted with, and does not infringe, misappropriate or otherwise conflict with, any Proprietary Rights of other persons or entities, and present conduct of the Seller will not infringe, misappropriate or conflict with any Proprietary Rights of other persons or entities, and (iii) the Proprietary Rights owned or used by Seller have not been infringed or misappropriated by, or otherwise conflict with, other persons or entities.

Section 2.8  Real Property

      Schedule 2.8 includes a complete and correct list of all real property which is presently owned or leased by Seller and which will be owned or leased by Seller on the Closing Date together with a brief description of all plants and structures thereon. None of such owned real property is subject to any liens, encumbrances or restrictions whether of record or otherwise, except as particularly described in said Schedule 2.8. The real estate leases set forth in Schedule 2.8 are in full force and effect and will continue to be in full force and effect on identical terms following consummation of the transactions contemplated in this Agreement.

Section 2.9  Insurance

      Seller presently maintains and shall continue to maintain through the Closing Date the insurance described in Schedule 2.9 attached hereto, including the term, premium, policy limits, exclusions and deductibles in each case applicable thereto, as well as whether such policies are "occurrences" or "claims made", and all of the policies set forth therein are in full force and effect. True and complete copies of all insurance policies of Seller have been provided to CORE.

Section 2.10  Contracts

      Attached hereto as Schedule 2.10 is a brief description of all contracts and other agreements related to the Business, whether written or oral, if any, to which Seller or Transcend is a party or which are binding on Seller with the exception of the following:

      (a) contracts or commitments for services, the purchase of materials, inventory and supplies by Seller entered into in the ordinary and usual course of business which do not individually exceed one thousand dollars ($1,000.00);

      (b) contracts or commitments for the sale of services, goods or products by Seller entered into in the ordinary and usual course of business which do not individually involve an amount or value in excess of one thousand dollars ($1,000.00).

      Schedule 2.10 also contains a separate list of all contracts or agreements relating to the Business, whether written or oral, valid within the past 36 months or in the future pursuant to which Seller (or Transcend with respect to the Business) is a party on the one hand, and any affiliate of Seller or Transcend, including, without limitation, any director, officer, partner or stockholder of Seller or Transcend (or any member of their respective families) is a party on the other hand.

      Except as set forth in Schedule 2.10, Seller and Transcend are not in default under any material provision of said contracts and agreements nor is any default or failure to perform by Seller or Transcend alleged by any party to any such contracts and agreements, and no act or event has occurred which with notice or lapse of time, or both, would constitute a default by Seller or Transcend under any such contracts and agreements or permit modification, cancellation, acceleration or termination of any such contract or agreement or result in the creation of any security interest upon, or any person or entity obtaining any right to acquire any property, assets or rights of Seller or the Business.

      Seller and Transcend have delivered to Purchaser a correct and complete copy of each written contract listed on Schedule 2.10 (including all amendments). Each such contract and agreement is in full force and effect and is valid and legally binding in accordance with its terms. To the best knowledge of Seller and Transcend, there are no unresolved disputes involving or with respect to any such agreement, and no party to any such agreement has advised Seller or Transcend that it intends either to terminate a material agreement or to refuse to renew a material agreement upon the expiration of the term thereof.

Section 2.11  Other Material Contracts

      Seller and Transcend do not have any contract not specified in this Agreement or the Schedules hereto which is binding on Seller or Transcend or on any other party and which might materially (adversely or favorably) affect the properties, business or the financial condition of Seller or the Business.

Section 2.12  Employees

      Schedule 2.12 attached hereto contains (a) a true and correct list of the names of each employee and consultant of Seller and the current annual rate of regular compensation and all bonuses or anticipated bonuses paid or payable by Seller (or Transcend with respect to the Business) not otherwise described in item (b) (including payments which are not reflected on the records of Seller to each such employee and consultant); and (b) a list and/or description of all pension, retirement, incentive, bonus, profit sharing, vacation, holiday, health, life insurance or other plans or policies for the benefit of any employees or consultants of Seller. Except as shown on Schedule 2.12, there are no currently effective employment or consulting or other material agreements with individual employees or consultants to which Seller is a party. Except as set forth on Schedule 6.1, to the best of Transcend's and Seller's knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Seller and no such executive or employee intends to refuse Purchaser's offer of employment as described in Section 6.1. Seller is not a party to nor bound by any collective bargaining agreement. There is no pending or threatened material dispute between Seller and any of its respective employees. Seller has fully complied with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986.

      The individual licenses of each employee and consultant of Seller or Transcend performing services for the Business, if so required based upon their particular employment or service requirements, including, without limitation, all nursing licenses, are current and valid and will be current and valid as of the Closing Date and for a period of sixty (60) days following the Closing Date. No employee or consultant affiliated with Seller is presently on suspension or subject to pending suspension or revocation, which was or may be imposed by any private or governmental body. Except as expressly set forth on Schedule 2.12 all employees of the Seller are employees at will.

Section 2.13  Employee Plans

      Seller does not have or participate in any pension, retirement, bonus, deferred compensation, stock purchase, profit sharing, insurance or similar plan or arrangement for the benefit of employees, oral or written other than arrangements described in Schedule 2.12 attached hereto. In connection with any such plan or arrangement listed in said
Schedule 2.12, there have not been, and on the Closing Date there will not have been, any "prohibited transactions" within the meaning of Section 406(a) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and there have not been, and on the Closing Date there will not have been, any "reportable events" within the meaning of Section 4043(b) of ERISA. All contributions (including all employer contributions and employee salary reduction contributions) which are due to date have been paid to each such plan or arrangement, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such plan or arrangement or listed as an Assumed Liability on Schedule 1.2. All premiums or other payments for all periods ending on or before the Closing Date have been paid (or will be paid by Seller prior to Closing) with respect to each such plan or arrangement. All reports and filings with respect to said fringe benefit plans required to be made pursuant to state or federal law have been, and on the Closing Date will have been, timely filed.

      Seller does not have any oral or written contract or agreement of employment with any officer, salesman or other employee, or agency, territorial franchise, sales representative or other service agreement, not terminable without penalty on notice of one month or less, or with any labor union, except those described in Schedule 2.12 attached hereto.

Section 2.14  Governmental Licenses and Permits; Government Relations

      Seller has been granted all certificates, licenses, permits, authorities and franchises from any federal, state or municipal or other governmental instrumentality, agency or commission or similar body which may be necessary to carry on the Business lawfully. Schedule 2.14 contains a list of all such certificates, permits, licenses and franchises.

      All certificates, licenses, permits, authorities and franchises of the Business are validly held by Seller. Seller has complied with all requirements in connection therewith and the same will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All certificates, licenses, permits, authorities and franchises issued or granted by local, state or federal authorities or agencies which are necessary for the conduct of the Business and which are held in the name of any employee, officer, director, shareholder, partner, agent or otherwise of the Business shall be deemed included under this representation and warranty, and Seller and Transcend warrant that such certificates, licenses, permits, authorizations and franchises shall be duly and validly transferred to the Purchaser (to the extent such certificates, licenses, permits, authorities and franchises are transferable), without additional consideration at Closing.

      Neither the Seller nor any director, officer, agent, employee or other person acting on behalf of the Seller or the Business has used any funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither the Seller nor any current director, officer, agent, employee or other person acting on behalf of the Seller or the Business, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all material respects with the federal Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

Section 2.15  Liabilities

      Except as set forth in Schedule 2.15, Seller (or Transcend with respect to the Business) has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) and there is no basis for any present or future action, suit, claim or demand against Seller (or Transcend with respect to the Business) giving rise to any liability or obligation except for (a) liabilities or obligations disclosed or provided for in the Balance Sheet (including the notes thereto); or (b) liabilities or obligations incurred since the date of the Balance Sheet in the ordinary and usual course of business or which would not, individually or in the aggregate, have a material adverse effect on the financial condition of Seller or on the conduct of its Business and, to the extent such liabilities or obligations arose prior to the date thereof, are set forth in the monthly balance sheets delivered to CORE pursuant to Section 5.12 hereof; or (c) liabilities under this Agreement.

Section 2.16  Taxes

      Seller and Transcend have prepared and filed when due all appropriate federal, state, local and other tax returns of every kind and nature for all periods on or before the due dates of such returns (as extended by any valid extensions of time) and have paid all taxes shown to be due by said returns or on any assessments received by Seller (or by Transcend and related to the Business) or have made adequate provision for the payment thereof. Seller has delivered to CORE complete and accurate copies of Seller's federal, state and local tax returns for the years 1995-1996. All such tax returns are materially correct.

      The provisions for taxes (federal, state, local and other), and interest and penalties, if any, with respect thereto, reflected in the Balance Sheet of Seller are adequate to cover any and all taxes and any interest and penalties in connection therewith which have been or may be assessed with respect to the properties, business and operations of Seller, respectively, for the period ended on the date of said Balance Sheet and all prior periods. No claim or liability is pending or has been assessed or threatened against Seller in connection with any such taxes except as reflected in the Balance Sheet.

      Seller is not, and on the Closing Date will not be, a consenting corporation within the meaning of Section 341(f) of the Internal Revenue Code.

      All taxes or other assessments and levies which Seller (or Transcend with respect to the Business) is or was required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by Seller (or Transcend with respect to the Business) in separate bank accounts for such payment and all such withholdings and collections and all other payments due in connection therewith are duly set forth on the books of Seller.

Section 2.17  Litigation; Compliance with Laws

      Except as set forth in Schedule 2.17 attached hereto, there are no actions, suits, or proceedings pending or threatened against or affecting Seller, the Business, the Subject Assets or the property of Seller in any court or before any federal, state, municipal or other governmental department, commission, board or other instrumentality or before any arbitrators (all of which claims are adequately covered by insurance, or are adequately reserved for in Seller's financial statements).

      Seller (and Transcend with respect to the Business) has complied in all material respects with all applicable laws including, without limitation, environmental laws (including applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and there are no pending or, to the best knowledge of Seller and Transcend, threatened governmental investigations involving Seller or the Business, including inquiries, citations, or complaints by any federal, state, local or foreign government and agencies thereof. There are no outstanding orders, decrees or stipulations to which Seller or Transcend is a party affecting Seller, the Business or the Subject Assets and Seller and Transcend are not in default with respect to any judgment, order, decree, award, rule or regulation of any court of any such department, commission, board or other instrumentality or arbitrators affecting Seller, the Business or the Subject Assets.

Section 2.18  Accounts Receivable; Open Cases

      The accounts receivable set forth in the Balance Sheet are and the accounts receivable set forth in the monthly financial statements delivered to CORE pursuant to Section 5.12 will be bona fide, collectible in amounts set forth in Section 5.16 hereof (except to the extent previously collected and except for any reserves set forth in the Balance Sheet) and arose in the ordinary course of business.

      Attached hereto as Schedule 2.18 is a list of all Seller's clients and cases in processes (including capitated fee cases), including the status of the cases.

      Seller and Transcend know of no fact or pending or proposed change in laws, regulations or procedures relating to Seller's Business which would materially and adversely affect Purchaser's continued services in connection with the clients or the open cases. Accordingly, to best of Seller's and Transcend's knowledge, future fees from the open cases (including capitated fee cases) are expected to be consistent with the Seller's past experience with similar cases (including capitated fee cases).

Section 2.19  Powers of Attorney; Guaranties

      There are no outstanding powers of attorney executed on behalf of Seller (or on behalf of Transcend with respect to the Business). Seller is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any third party.

Section 2.20  Service Warranties

      Every service provided by Seller or the Business (collectively, "Seller's Services") has been in substantial conformity with all material applicable contractual commitments and all express and implied warranties, and Seller and Transcend have no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for warranty work or other additional related services or other damages in connection therewith. The Seller's Services are not subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease. Schedule 2.20 hereto includes copies of the standard terms and conditions of sale, license or lease for the Seller's Services.

Section 2.21  Events Subsequent to Balance Sheet Date

      Except as set forth on Schedule 2.21, since December 31, 1997, the date of the Balance Sheet, there has not been (except as otherwise disclosed in the Schedules hereto or expressly contemplated herein) and will not be on the Closing Date:

      (a) Any material adverse change in assets, liabilities, financial condition, business, business organization or personnel of Seller or the Business, taken as a whole, or in relationships with suppliers, customers, clients, landlords or others;

      (b) Any disposition, sale or issuance by Seller of any of its capital stock or grant of any option or right to acquire any of its capital stock or any acquisition or retirement for consideration by Seller of any of its capital stock or any declaration or payment by Seller of any dividend or other distribution of or with respect to its capital stock;

      (c) Any sale, mortgage, pledge or other disposition of any material asset owned by Seller or used in the Business as of the close of business on the date of the Balance Sheet, or acquired by Seller or the Business since said date other than in the ordinary and usual course of business;

      (d) Any material expenditure or commitment by Seller or the Business for the acquisition of assets of any kind, other than inventories and supplies acquired in the ordinary course of business;

      (e) Any damage, destruction or loss (whether or not insured) materially and adversely affecting the Business;

      (f) Any general wage or salary increase by Seller or to Continuing Employees (as defined in Section 6.1) outside the ordinary course of business;

      (g) Any increase in the compensation payable or to become payable by Seller (or Transcend with respect to the Business) to any officer or key employee;

      (h) Any loans or advances by or to Seller other than renewals or extensions of existing indebtedness or any increase in indebtedness for borrowed money or capitalized leases of Seller, except in the ordinary course of business;

      (i) Any cancellation by Seller of any material indebtedness owing to it or any cancellation or settlement by Seller of any material claims against others;

      (j) Any sale, assignment or transfer by Seller (or Transcend with respect to the Business) of any material patent, trademark, tradename, copyright, license, franchise, certificate, permit or other intangible asset used in connection with the Business;

      (k) Any acceleration, termination, modification or cancellation of any agreement, contract, lease or license involving more than $5,000 to which Seller (or Transcend with respect to the Business) is a party or by which Seller is bound;

      (l) Any delay or postponement of the payment of accounts payable or other liabilities of Seller outside the ordinary course of business;

      (m) Any loan or other transaction between Seller, on one hand, and any director, officer, partner or stockholder of Seller on the other hand;

      (n) Any transaction of Seller (or Transcend with respect to the Business) any kind not in the ordinary and usual course of business, except as otherwise provided in this Agreement;

      (o) Any amendment of any term of any outstanding securities or equity of Seller;

      (p) Any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business of Seller;

      (q) Any new or amendment to or alteration of any existing bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Seller or Transcend which would result in a material increase in cost to Seller; or

      (r)   Any commitment by Seller or Transcend to any of the foregoing.

Section 2.22  No Broker

      No agent or broker or other person acting pursuant to authority of Seller or Transcend is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

Section 2.23  Officers and Directors

      The officers and directors of Seller are as listed in Schedule 2.23 attached hereto.

Section 2.24  Board of Directors and Stockholder Approval

      The execution, delivery and performance of this Agreement has been duly authorized by

(i) the Board of Directors and the stockholder of Seller; and (ii) the Board of Directors of Transcend.

Section 2.25  Trade Names

      Schedule 2.25 hereto sets forth (a) all business names and addresses used by Seller or the Business within the past five years and (b) names and addresses of business entities from which Seller or the Business acquired significant assets within the past five years. Seller and Transcend have always conducted the Business only under the names set forth on Schedule 2.25. Except as set forth in Schedule 2.25, Seller (and Transcend with respect to the Business) has never operated under or used an assumed or fictitious name. Seller and Transcend have not received notice that the manner in which they conduct the Business conflicts with any rights of third parties to trade names, trademarks, trademark applications, trademark registrations, trademark licenses and sublicenses, service marks, service mark applications, service mark registrations, service mark licenses and sublicenses, copyrights, copyright applications, copyright registrations, copyright licenses and sublicenses, patents, patent applications and patent licenses and sublicenses. Purchaser's use of the marks "Transcend Case Management" and "Sullivan Health and Rehabilitation Services" after the Closing in the manner consistent with Seller's (and Transcend's with respect to the Business) use of such marks prior to the Closing will not subject Purchaser to any claim from third parties.

      Seller shall not use any other business name or address from the date of this Agreement through the Closing Date. Schedule 2.25 also contains all locations of the Subject Assets and Seller's places of business and chief executive offices.

Section 2.26  Arms Length Transactions

      Except as set forth on Schedule 2.26, all transactions by the Seller (and Transcend with respect to the Business) with outside parties have been conducted on an arms length basis, and no affiliate, director, stockholder or officer of Seller or Transcend (or any members of their respective families) has since January 1, 1995 had any material direct or indirect ownership of or a profit participation in any outside business enterprises with which the Seller or the Business had significant purchases, sales or business dealings.

Section 2.27  Other Liabilities of Seller  and Transcend

      Seller and Transcend shall retain all of their liabilities other than the Assumed Liabilities (the "Retained Liabilities"). Seller and Transcend shall make timely payment of all the Retained Liabilities so that all liabilities of Seller and the Business to the creditors (other than the Assumed Liabilities) shall have been discharged. Neither Purchaser nor CORE shall have any liability whatsoever for any of the Retained Liabilities.

Section 2.28  Investment

      Seller and Transcend each understand that the Purchase Price Shares have not been, and, except as otherwise provided in the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Transcend (i) is acquiring the Purchase Price Shares solely for its own account for investment purposes, and not with a view to the distribution thereof: (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning CORE and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Price Shares, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Price Shares, and (v) is an Accredited Investor as defined in Regulation D promulgated under the Securities Act of 1933, as amended. Immediately prior to the issuance of the Purchase Price Shares, Transcend shall execute certificates and agreements confirming the foregoing and addressing other matters to assure compliance with or exemption from federal and other security laws.

Section 2.29  Disclosure; Effect of Transaction

      Neither this Agreement nor any statement, list or certificate furnished or to be furnished by Seller or Transcend or their representatives to Purchaser or CORE pursuant hereto or in connection with this Agreement or any of the transactions hereby contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading. To the best of Seller's and Transcend's knowledge, there is no fact regarding Seller, the Business or Transcend or their respective prospects which a reasonable buyer would reasonably consider material in making a decision with respect to the purchase of the Subject Assets which has not been disclosed to CORE or Purchaser in this Agreement including the Schedules hereto.

      No creditor, employee, consultant, client or other customer or other person having a material business relationship with Seller or the Business has informed Seller or Transcend that such person or entity intends to change the relationship because of the purchase and sale of the Subject Assets as contemplated hereby, which change would have a material adverse effect on Business.

Section 2.30 Supplemental Disclosure

      Prior to and through Closing, Seller and Transcend shall have the continuing obligation promptly to supplement or amend the Schedules hereto with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly so agreed to in writing by Purchaser and CORE.

Section 2.31  Representations and Warranties at Closing

      On the Closing Date, all of the representations and warranties of Seller and Transcend contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

Section 2.32  Survival of Representations

      The representations and warranties of the Seller and Transcend contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Purchaser or CORE, for a period ending the earlier of (i) three years from the Closing Date, or (ii) the date CORE delivers the Purchase Price Shares to Transcend, or (iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement. Notwithstanding the foregoing limitation to the representations and warranties of Seller and Transcend in the prior sentence, without limitation as to time, in no event shall Purchaser's liabilities assumed from Seller or Transcend exceed the Assumed Liabilities listed in Schedule 1.2.

                                   ARTICLE III

                     Representations and Warranties of CORE

      CORE and Purchaser, jointly and severally, hereby represent and warrant to Seller and Transcend that:

Section 3.1  Organization

      CORE is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; and has, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. CORE is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not materially and adversely affect the ability to do business or financial condition of CORE.

      A complete and correct copy of the Articles of Organization and all amendments thereto and the Bylaws of CORE have been made available to Seller and Transcend.

Section 3.2  Authorization of Transaction

      CORE has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement is valid, binding and enforceable against CORE in accordance with its terms.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Articles of Organization or By-laws of CORE, (b) constitute any violation or breach of any material provision of any material contract or other instrument to which CORE is a party; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation, (d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon CORE.

      The execution, any delivery and performance by CORE of this Agreement and the consummation of the transactions by CORE require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

Section 3.3  Broker

      No agent or broker or other person acting pursuant to authority of CORE is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

Section 3.4 Board of Directors Approval

      The Board of Directors of CORE has duly authorized the execution and delivery and performance of this Agreement by CORE.

Section 3.5  Disclosure

      Neither this Agreement nor any statement, list or certificate furnished or to be furnished to Transcend or Seller by or on behalf of CORE pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances on which they are made, not misleading.

Section 3.6  Representations and Warranties at Closing

      On the Closing Date, all of the representations and warranties of CORE contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

Section 3.7  Survival of Representations

      The representations and warranties of CORE contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Seller or Transcend for a period ending the earlier of (i) of three from the Closing Date, (ii) the date CORE delivers the Purchase Price Shares to Transcend, or (iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement.

                                   ARTICLE IV

                   Representations and Warranties of Purchaser

      Purchaser and CORE, jointly and severally, hereby represent and warrant to Seller and

Transcend that:

Section 4.1  Organization

      Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of or the state of Delaware; and has, and on the Closing Date will have, the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it. Purchaser is qualified as a foreign corporation in all states and jurisdictions in which such qualification is required, except where the lack of such qualification would not materially and adversely affect the ability to do business or financial condition of Purchaser.

      A complete and correct copy of the Certificate of Incorporation and the Bylaws of Purchaser have been made available to Seller and Transcend.

Section 4.2  Authorization of Transaction

      Purchaser has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof, and this Agreement is valid, binding and enforceable against Purchaser in accordance with its terms.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will (a) contravene or conflict with the Certificate of Incorporation or By-laws of Purchaser, (b) constitute any violation or breach of any material provision of any material contract or other instrument to which Purchaser is a party; (c) constitute any violation or breach of any order, writ, judgment, injunction, decree, statute, rule or regulation,
(d) conflict with, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Purchaser.

      The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions by Purchaser require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

Section 4.3  Broker

      No agent or broker or other person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

Section 4.4 Board of Directors Approval

      The Board of Directors of Purchaser has duly authorized the execution and delivery and performance of this Agreement and the ancillary agreements by Purchaser.

Section 4.5 Governmental Licenses and Permits; Government Relations

      Purchaser has been granted all certificates, licenses, permits, authorities and franchises from any federal, state or municipal or other governmental instrumentality, agency or commission or similar body which may be necessary to carry on the Business lawfully.

      All certificates, licenses, permits, authorities and franchises of the Purchaser are validly held by Purchaser. Purchaser has complied with all requirements in connection therewith and the same will not be subject to suspension or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

      Neither the Purchaser nor any director, officer, agent, employee or other person acting on behalf of the Purchaser or the Business has used any funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither the Purchaser nor any current director, officer, agent, employee or other person acting on behalf of the Purchaser or the Business, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Purchaser has at all times complied, and is in compliance, in all material respects with the federal Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

Section 4.6 Litigation; Compliance with Laws

      There are no actions, suits, or proceedings pending or threatened against or affecting Purchaser or the property of Purchaser in any court or before any federal, state, municipal or other governmental department, commission, board or other instrumentality or before any arbitrators.

      Purchaser has complied in all material respects with all applicable laws including, without limitation, environmental laws (including applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and there are no pending or, to the best knowledge of Purchaser, threatened governmental investigations involving Purchaser including inquiries, citations, or complaints by any federal, state, local or foreign government and agencies thereof. There are no outstanding orders, decrees or stipulations to which Purchaser is a party affecting Purchaser, and Purchaser is not in default with respect to any judgment, order, decree, award, rule or regulation of any court of any such department, commission, board or other instrumentality or arbitrators affecting Purchaser.

Section 4.7  Disclosure

      Neither this Agreement nor any statement, lists or certificate furnished or to be furnished to Seller by or on behalf of Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances on which they are made, not misleading.

Section 4.8  Representations and Warranties at Closing

      On the Closing Date, all of the representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

Section 4.9  Survival of Representations

      The representations and warranties of Purchaser contained in this Agreement and any Ancillary Documents shall survive the Closing hereunder notwithstanding any investigation which may be made by or on behalf of Seller or Transcend for a period ending the earlier of (i) three years from the Closing Date, or (ii) the date CORE delivers the Purchase Price Shares to Transcend, or
(iii) the date Purchaser retransfers assets to Transcend pursuant to Section 6.3 of this Agreement.

                                    ARTICLE V

                  Additional Agreements of Seller and Transcend

      Seller and Transcend each, jointly and severally, covenants and agrees as follows:

Section 5.1 Operation of Business

      Seller will, subsequent to the date hereof and prior to the Closing Date:

      (a) continue in all material respects to conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the ordinary course;

      (b) use commercially reasonable efforts to preserve the good will of its suppliers and customers and others having business relations with it;

      (c) use commercially reasonable efforts to continue the employment of key personnel (except as otherwise permitted by Purchaser in writing);

      (d) pay and perform all of its debts, obligations and liabilities as and when due under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof and in the ordinary course of business; and

      (e) comply in all material respects with all laws and/or other governmental regulations that may be applicable to its business.

Section 5.2  Negative Covenants

      Seller will not, subsequent to the date hereof and prior to the Closing Date, without the express written consent of Purchaser,

      (a) enter into any leases, agreements, contracts or other commitments, whether written or oral, other than commitments for the purchase of inventory or supplies or for the furnishing of services, in each case entered into in the ordinary course of business and not of unusual size or duration;

      (b) make any change in its corporate charter, bylaws, or other organizational agreements and documents;

      (c) sell, assign, lease or otherwise transfer or dispose of or encumber any property (real or personal) or equipment, except for replacement of any worn-out equipment in the ordinary course of business;

      (d)   merge or consolidate with or into any other corporation or entity;

      (e) grant any options, warrants or other rights to purchase or obtain any of its capital stock, or equity interests, or issue, sell or otherwise dispose of any of its capital stock, or equity interests (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

      (f) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, or equity interests;

      (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

      (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity;

      (i) make any change in employment terms for any of its directors, officers, partners and employees;

      (j) conduct its business or take any other action other than in the ordinary course of business;

      (k) amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of its capital stock, or equity interests; or

      (l)   agree or commit to any of the foregoing.

Section 5.3  No Breaches of Representations and Warranties

      Seller and Transcend will not take any action which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of Seller or Transcend set forth herein. Seller and Transcend will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of Seller or Transcend set forth herein, give detailed notice to CORE; and Seller and Transcend will use their best efforts to prevent or promptly to remedy such breach.

Section 5.4 Form 8-K

      Seller and Transcend each agree to provide information to CORE and otherwise assist CORE with respect to disclosures concerning Seller to be included in the Form 8-K to be filed by CORE with the Securities and Exchange Commission following the Closing of the transaction described in this Agreement.

Section 5.5  Access to Information

      Seller and Transcend will give to CORE and its representatives, from and after the date of execution of this Agreement, full access during normal business hours to all of the properties, books, contracts, documents and records of Seller and the Business, and will furnish to CORE and its representatives all additional financial statements, all information with respect to its business affairs, and copies of all relevant contracts and other documents, which CORE may reasonably request.

Section 5.6  Releases and Acknowledgment of Employees

      Seller will deliver or cause to be delivered to Purchaser at the Closing
(i) the certificate of each Continuing Employee (as defined in Section 6.1) that he or she has no claims of any kind against Seller or Transcend, except for his or her unpaid salary with respect to the month in which the Closing occurs accrued to the Closing, and (ii) CORE shall have received from each Continuing Employee and key consultant of Seller a binding agreement, in form acceptable to CORE, which sets forth an acknowledgement of CORE's policies concerning non-disclosure and an acknowledgment of CORE's ownership of the intellectual property of Seller being transferred to CORE.

Section 5.7  Maintain Business Organization

      Seller and Transcend will use their best efforts until the Closing to preserve the Business's organization intact, and to preserve the relationships of Seller with employees, suppliers, customers, landlords, and others, all to the end that the going business of Seller will be unimpaired at the Time of Closing.

Section 5.8  Financial Statement Items

      (a) Minimum Cash and Accounts Receivable. For the purposes of this Agreement "Cash and A/R Account" shall consist of cash, cash equivalents and accounts receivable (net of reserves) of Seller transferred to Purchaser at Closing. Transcend and Seller agree that the amount of the Cash and A/R Account transferred to Purchaser at Closing shall be an amount at least equal to $220,000.

      (b) Maximum Assumed Liabilities. Transcend and Seller agree that the amount of Assumed Liabilities transferred to Purchaser at Closing shall be less than $68,760.

Section 5.9  Maintain Insurance and Properties

      Seller and Transcend will use their best efforts to cause the existing liability and property damage, fire, casualty and other insurance of Seller described in Schedule 2.9 to be continued in force up to and through the Closing Date.

      Seller will use all commercially reasonable efforts to maintain its properties, equipment and operations in good repair and operating condition through the Time of Closing Date.

Section 5.10  Exclusivity

      Until the earlier to occur of the Closing of this Agreement or the termination of this Agreement pursuant to Article X hereof, neither Transcend nor Seller nor any of their respective officers, directors, employees, partners, agents, affiliates or representatives will solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock, equity interest, partnership interest or other voting securities, or any substantial portion of the assets of Seller or the Business. Additionally, Seller and Transcend will notify CORE immediately if any person or entity contacts Seller or Transcend with any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 5.11 Post-Closing Cooperation

      To the extent reasonably requested by Purchaser and at Purchaser's expense, Seller and Transcend will cooperate and use reasonable efforts to have the present officers, directors and employees of the Seller and Transcend cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

Section 5.12 Monthly Financial Statements; Audited Financial Statements

      (a) Monthly Financial Statements. On the 10th day of each month prior to Closing, Seller shall deliver to CORE a balance sheet and related statements of income and retained earnings and cash flows for the interim period ending at the end of the prior month, which financial statements shall not reflect any material adverse change in the financial condition or liabilities of Seller. Such financial statements, when delivered to CORE, shall be in accordance with the books and records of Seller, will be complete and correct in all material respects and fairly present the financial position of Seller as of dates therein indicated and the results of the operations of Seller for the periods so ended all in conformity with GAAP (subject to normal year end adjustments and the absence of footnotes).

      (b) Audited Financial Statements. At least 3 days prior to the Closing, Seller shall deliver to CORE financial statements of Seller audited by Arthur Andersen LLP for the one year ended December 31, 1997 and audited statements of operations and cash flows for the same years and any other period deemed necessary or appropriate by CORE in connection with CORE's disclosure obligations under the federal securities laws (the "Audited Financial Statements"). Such Audited Financial Statements shall be substantially similar to the unaudited financial statements of Seller set forth in Schedule 2.4 hereof for the same periods and include Seller's independent auditors' opinion in a form reasonably satisfactory to CORE. Without limiting the generality of the foregoing, the Audited Financial Statements shall not be substantially similar to the unaudited financial statements of Seller if for any period revenues or net income vary by more than 5%.

Section 5.13 Bulk Sales Law

      Seller and Transcend shall, jointly and severally, indemnify and hold Purchaser and CORE harmless from any loss, cost or liability (including reasonable attorneys' fees) incurred by Purchaser or CORE as a result of non-compliance with any applicable bulk sales law, fraudulent conveyance law or similar law with respect to the transactions contemplated herein.

Section 5.14 Short-term License of Tradenames; Use of Marketing Materials

      Transcend, Seller and Purchaser shall at closing enter into a Tradename License Agreement in the form attached hereto as Exhibit F pursuant to which Transcend and Seller shall (i) license to Purchaser, for one year, the right to use the tradename "Transcend Case Management"; and (ii) permit Purchaser to use all tradenames and trademarks on any marketing or related material delivered to Purchaser as a Subject Asset.

Section 5.15  Non-Competition; Non-Solicitation

      Transcend and Seller each hereby agrees that, from and after the Closing Date through December 31, 2002 neither of them shall (a) serve, directly or indirectly, as an operator, owner, partner, consultant, officer, director, or employee of any firm, entity or business or corporation engaged in the business presently being conducted by Seller (or any business related thereto) within the United States; (b) solicit or attempt to solicit, or accept business from, any entity which is a client or customer of CORE, Purchaser, Seller (including CORE's subsidiaries) or which at any time during the twelve month period prior to the Closing Date, was a client or customer of any of the Business, for the purpose of doing business with such client or customer in competition with Purchaser or CORE (including CORE's subsidiaries) (for the purpose of this covenant, the clients and customers of Purchaser shall include those entities with which Seller had held discussions or negotiations concerning the Business within the twelve month period prior to the Closing Date), or (c) solicit, attempt to hire, or hire any employee or consultant of Purchaser (including Continuing Employees) or CORE (including CORE's subsidiaries), or assist in such solicitation or hiring by any other person or entity, or encourage any employee or consultant or Purchaser (including Continuing Employees) or CORE (including CORE's subsidiaries) to terminate his or her relationship with Purchaser or CORE.

      It is agreed that the remedy at law for any breach of the foregoing shall be inadequate and that CORE and Purchaser shall be entitled to any other remedy permitted by law. In the event that this Section shall be determined by arbitrators or by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Nothing herein contained shall prevent Transcend or Seller from holding or making an investment in securities listed on a national securities exchange or sold in the over-the-counter market, provided such investments do not exceed in the aggregate five percent (5%) of the issued and outstanding capital stock of a corporation which is a competitor within the meaning of this Section.

Section 5.16  Accounts Receivable

      (a) Transfer and Guaranty of Accounts Receivable. Seller and Transcend shall guarantee that at Closing the accounts receivable of Seller transferred to Purchaser shall in no event be less than $280,000 (the "Guaranteed Receivables Amount") and that the Guaranteed Receivables Amount will be collected during the Collection Period. In the event the accounts receivable collected during the Collection Period are less than 90% of the Guaranteed Receivables Amount, then either (i) the Net Annualized Revenue set forth in Section 1.3(b) shall be reduced by an amount equal to the difference between the Guaranteed Receivables Amount and the amount of the accounts receivable actually collected (the "Shortfall") or (ii) Seller and Transcend shall pay to Purchaser the Shortfall amount in cash.

      (b) Collection of Accounts Receivable. Purchaser agrees to use reasonable collection efforts with respect to such Accounts Receivable (except that the Purchaser shall not be obligated to institute litigation) through December 31, 1998 (the "Collection Period").

Section 5.17  Best Efforts

      Seller and Transcend each will use their reasonable efforts to effectuate the transactions hereby contemplated, to perform all the covenants and agreements contained herein and to fulfill the conditions of CORE's and Purchaser's obligations under this Agreement.

                                   ARTICLE VI

                   Additional Agreements of CORE and Purchaser

Section 6.1  Employment Arrangements and Employee Benefits

      (a) Purchaser intends to offer employment, commencing as of the Closing Date, at substantially the same wages, salary, benefits, hours and conditions in effect immediately prior to the Closing, to all employees listed on Schedule
2.12 with such changes in the ordinary course of business of which Seller notifies Purchaser (other than those employees listed on Schedule 6.1 (the "Excluded Employees") including Purchaser's revisions to Schedule 6.1 at or prior to Closing); provided, however, Purchaser reserves the right to make changes to such wages, salary, benefits, hours and conditions. Those employees who shall accept said offer of employment with Purchaser and who shall actually commence active employment with Purchaser shall collectively be referred to as the "Continuing Employees."

      Notwithstanding the foregoing, and without breaching the foregoing, Purchaser reserves the right to review staffing levels, wages, benefits and conditions of employment after the Closing, and to make appropriate changes, if in its judgment such changes are necessary in light of then existing business conditions.

      (b) Unless expressly listed as an Assumed Liability, Seller and Transcend shall retain responsibility for any hospital, medical, dental, life insurance, disability, workers' compensation and other employee welfare benefit plan premiums due and payable for coverage prior to the Closing Date. Hospital, medical, dental, life insurance, disability, workers' compensation and other employee welfare benefit plans listed on Schedule 2.12 for which premiums will be accrued and payable for coverage of the Continuing Employees on or after the Closing Date shall be the responsibility of Purchaser. Unless expressly listed as an Assumed Liability on Schedule 1.2, Seller shall remain responsible for paying all unpaid wages, salaries, vacation, sick-leave or other time-off pay accrued by all employees through the Closing Date.

      (c) Unless expressly listed as an Assumed Liability on Schedule 1.2, Seller shall pay to all Continuing Employees all benefits accrued to such employees prior to the Closing Date (including, without limitation, vacation pay and time-off pay) as soon as practicable after Closing, but in no event more than 14 days after Closing.

      (d) No provision of this Section 6.1 shall create any third-party-beneficiary rights in any employee or former employee (including any beneficiary thereof) of any Seller or Purchaser.

Section 6.2  Registration Rights Agreement; Current Public Information.

      At the Closing, CORE and Transcend will enter into a registration rights agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit E granting to Transcend so-called "piggy-back" registration rights with respect to the Purchase Price Shares subject to the terms and conditions set forth therein.

      CORE will file all reports required to be filed by it under the Securities Act and the

Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and will take such further action as Transcend may reasonably request, all to the extent required to enable Transcend to sell the Purchase Price Shares of CORE stock issued and delivered in connection with this Agreement pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

Section 6.3 Operation of Business of Purchaser

      Purchaser will, from the Closing Date until the date upon which the value of the Purchase Price Shares shall be determined in accordance with this
Agreement:

      (a) in all material respects, conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the ordinary course, including, without limitation, the following:

            (i) cause CRS to have not more than one (1) sales representative unless Purchaser has at least five (5) sales representatives employed exclusively in the Business (provided, however, that this covenant shall not be deemed to require Purchaser to maintain at least five (5) sales representatives);

            (ii) acquire and maintain such insurance as may be commercially practicable for the Business;

            (iii) establish and maintain commercially practicable operating hours for the Business;

            (iv) use, operate, maintain and repair all of the property and equipment of the Business in a normal business manner; and

            (v) preserve, account and maintain adequate books and records for the Business as a separate revenue center within Purchaser;

      (b) use commercially reasonable efforts to preserve the good will of its suppliers and customers and others having business relations with it;

      (c) pay and perform all of its debts, obligations and liabilities as and when due under all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and conditions thereof in the ordinary course of business;

      (d) provide unaudited monthly income statements to Transcend within a reasonable period of time after the end of each month; and

      (e) comply in all material respects with all laws and/or other governmental regulations that may be applicable to its business.

      The foregoing obligations of Purchaser shall be limited to those times when Purchaser is operating the Business at a profit.

      Notwithstanding the foregoing or any other term or condition in this Agreement or any Ancillary Agreement or Document, neither CORE nor Purchaser are obligated to continue the operation of the Business if the Business is generating a loss (i) in excess of $60,000 in any three month period or (ii) in excess of $100,000 in any period less than three months as determined by Purchaser or CORE. In determining losses for this Section 6.3, CORE and Purchaser shall consider the business net income before taxes calculated in accordance with generally accepted accounting principles ("GAAP") adjusted to reflect reasonable corporate allocations (equal to 2% of revenues) and exclusive of one-time, non-recurring extraordinary expenses.

      In the event that Purchaser elects to discontinue the business due to losses as described above, Purchaser shall provide Transcend 10 working days advance written notice of the scheduled date of such discontinuance and Transcend shall have the option to purchase from Purchaser all Subject Assets still owned by Purchaser and other assets of Purchaser used exclusively by Purchaser in the Business. If Transcend elects in writing to purchase such assets of Purchaser by notifying Purchaser in writing of such election within such 10 business day period: (i) the closing of the purchase and sale shall occur as soon as practicable after such notice but in no event later than 30 days after Purchaser's scheduled date of discontinuance; (ii) such assets shall be sold "where is" and "as is" without any representation or warranties by Purchaser other than representations and warranties concerning Purchaser's title to the assets being sold; (iii) the book value of the assets transferred to Transcend shall equal $220,000 (a) minus the amount of all net losses incurred by Purchaser between the Closing Date of this Agreement and the subsequent retransfer of such assets to Transcend, if any, or (b) plus 50% of the amount of all net income earned by Purchaser between the Closing Date of this Agreement and the subsequent retransfer of such assets to Transcend, if any, (c) minus Purchaser's current liabilities relating to the Business not assumed by Transcend in connection with the acquisition of assets; and (v) Purchaser shall continue to operate the Business for up to said 30 day period in accordance with this Section 6.3, and Transcend shall promptly reimburse Purchaser for any losses incurred during such period if for any reason the transfer of assets and liabilities to Transcend does not occur.

Section 6.4  Form 8-K

      CORE and Purchaser each agree to provide information to Transcend and otherwise assist Transcend with respect to disclosures concerning Seller to be included in the Form 8-K to be filed by Transcend with the Securities and Exchange Commission following the Closing of the transaction described in this Agreement.

Section 6.5  No Breaches of Representations and Warranties

      Between the date hereof and Closing, neither CORE nor Purchaser will take any action which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties of CORE and Purchaser set forth herein. CORE or Purchaser, as appropriate, will, in the event of, and promptly after the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a breach of any of the representations and warranties of CORE or Purchaser set forth herein, give detailed notice to Seller; and CORE or Purchaser, as appropriate, will use their reasonable best efforts to prevent or promptly to remedy such breach.

Section 6.6  Best Efforts

      CORE and Purchaser will use their reasonable best efforts to effectuate the transactions hereby contemplated, to perform all the covenants and agreements contained herein, and to fulfill the conditions of CORE's and Purchaser's obligations under this Agreement.

                                   ARTICLE VII

                      Indemnity by the Seller and Transcend

Section 7.1  Indemnification

      Seller and Transcend, jointly and severally, hereby agree to indemnify, defend, save and hold CORE and Purchaser harmless from and against, and will reimburse CORE and its subsidiaries and Purchaser, and any person serving as officers, directors, agents, counsel or employees thereof, as the case may be, for all losses, liabilities, costs, damages, assessments, taxes, judgments, deficiencies, and expenses of any nature whatsoever (including reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred by CORE or Purchaser which shall arise out of or result from or constitute any breach of any representation, warranty, covenant, or agreement of Seller or Transcend in this Agreement, or in any certificate, schedule or exhibit delivered pursuant hereto, and for any undisclosed liabilities of Seller or Transcend incurred prior to the Closing Date. Seller and Transcend hereby release each other from any obligation of contribution, indemnity or the like relating to any claims under this Article.

      Subject to the provisions of Section 7.6 hereof, the amount of the indemnity to which CORE and Purchaser shall be entitled hereunder shall be measured by the sum of (a) the amount of cash required to restore the circumstances or condition which constitutes the breach of any such representation, warranty, covenant or agreement or non-fulfillment of any such obligation to what it would have been on the Closing Date had such breach or non-fulfillment not occurred, and (b) all reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding relating thereto.

Section 7.2  Determination of Liability

      In the event that at any time or from time to time, CORE shall determine that it or Purchaser is entitled to indemnification under Section 7.1 hereof, it shall give written notice to the Seller and Transcend specifying the cause, the amount of such claim and the 20 day objection period described in the next sentence. Seller or Transcend may object to the claim by delivering written notice thereof to CORE within twenty (20) days after receipt of CORE's written notice. Failure on the part of Seller or Transcend so to object shall constitute an acceptance of CORE's claim and if the amount to which CORE or Purchaser is entitled is not paid by Seller or Transcend within ten (10) days of such determination, then CORE shall have the right to satisfy all or part of such indemnification obligations by reducing the Net Annualized Revenue (as calculated in Section 1.3(b)) by an amount equal to such indemnification claim. In the event such claim exceeds the amount of the Purchase Price Shares, or the Purchase Price Shares have previously been delivered, or the Purchase Price Shares are otherwise insufficient to satisfy fully such claim, Transcend and Seller shall be jointly and severally liable to CORE and Purchaser for payment of such claim.

      In the event that Seller or Transcend shall so object and CORE and Seller or Transcend shall fail to reach an agreement as to the entitlement of CORE or Purchaser to indemnification or the amount thereof within sixty (60) days after the written notice by Seller or Transcend objecting to the claim, then so much of the matter as may be in dispute shall be submitted to the American Arbitration Association in Orange County, California for settlement in accordance with its rules, and the decision as to the disputed matter rendered by the arbitrator or arbitrators shall be binding on all parties to this Agreement. CORE, Purchaser, Seller and Transcend shall act upon such award in like manner as though it constituted an agreement reached between the parties. CORE or Purchaser, on one hand, and Seller and Transcend on the other hand, shall each bear fifty percent (50%) of the arbitrators' fees.

Section 7.3 Defense of Claims

      After receipt by CORE or Purchaser of notice of the existence of any claim made or threatened by a third party, to which the indemnification obligations hereunder apply, CORE shall give written notice thereof to Seller and Transcend, but the omission to so notify Seller and Transcend will not relieve Seller and Transcend from any liability except to the extent that Seller and Transcend shall have been materially prejudiced as a result of the failure in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice, Seller or Transcend gives written notice to CORE stating that it disputes and intends to defend against such claim at Seller's or Transcend's own cost and expense (subject to the consent of CORE which consent shall not be unreasonably withheld but which consent may be conditional upon bonding or other evidence of ability to pay upon a judgment) provided Seller's or Transcend's counsel in such defense is acceptable to CORE, then CORE shall make no payment on such claim as long as Seller or Transcend is conducting a good faith and diligent defense. Notwithstanding anything herein to the contrary, CORE and Purchaser shall at all times have the right to participate fully in such defense at CORE's and Purchaser's own expense directly or through counsel; provided, however, if the named parties to the action include both (i) either Seller or Transcend and (ii) Purchaser or CORE and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of one separate counsel for CORE or Purchaser shall be paid by Seller and Transcend. If no timely notice of intent to dispute and defend is given by Seller or Transcend, or if such diligent good faith defense is not being or ceases to be conducted, after written notice to Transcend and Seller and the failure of Seller and Transcend to initiate or conduct such a defense within twenty (20) days after such notice, CORE, at the expense of Transcend and Seller, shall undertake the defense of such claim, liability or expense, and shall have the right to compromise or settle the same. If such claim, liability or expense is one that by its nature cannot be defended solely by Transcend or Seller then CORE and Purchaser shall make available all information and assistance that Transcend or Seller may reasonably request and shall cooperate with Transcend or Seller in such defense; provided, Transcend or Seller shall reimburse CORE and Purchaser for their costs and expenses in providing such assistance.

Section 7.4 Recourse to Seller and Transcend

      Any amounts offset against the Purchase Price Shares shall in no way limit CORE's or Purchaser's rights in law or equity to recover from Transcend and Seller in respect of any claims of CORE or Purchaser not fully satisfied by such offsets.

Section 7.5  Notification

      To simplify notification and communications pursuant to this Article, Seller hereby appoints Transcend to act as its agent and attorney-in-fact to receive and deliver notices under this Article VII and to negotiate settlements on its behalf. Accordingly, a notice by CORE or Purchaser to either Transcend or to Seller shall be deemed to be a notice to each of Transcend and Seller. Similarly, an instruction notice, waiver or objection from either Transcend or Seller shall be deemed to be an instruction, notice, waiver or objection from each of Transcend and Seller.

Section 7.6  Limitation on Rights of Indemnification

      No party shall have the right to indemnification under this Agreement VII unless the aggregate amount of any and all such indemnification claims made by such party under this Agreement exceeds $20,000.00 (the "Threshold") and then the entire amount of such claim(s), shall be subject to indemnification, provided, however, that the Threshold shall not apply to claims arising out of Guaranteed Accounts Receivable, Assumed Liabilities, fraud or the intentional acts of Seller or Transcend.

      The aggregate liability of the Seller and Transcend, pursuant to Article VII of this Agreement shall not exceed an amount equal to the value of the Purchase Price Shares.

                                 ARTICLE VIII

               Conditions to Obligations of Seller and Transcend

      The obligations of Seller and Transcend to consummate the transactions contemplated by this Agreement on the terms and conditions contained herein shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Transcend or Seller but only in a writing signed by Seller and Transcend:

Section 8.1  Representations and Warranties

      The representations and warranties of CORE and Purchaser contained in this Agreement expressly made as of the Closing Date shall be true at and as of the Closing Date in all material respects, and all of the other representations and warranties contained shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

Section 8.2  Compliance by CORE and Purchaser

      CORE and Purchaser shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

Section 8.3  Closing Certificates

      Seller shall have received certificates of CORE and Purchaser executed by the President and Chief Financial Officer of each corporation dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 of this Article VIII and such other evidence with respect to the fulfillment of any said conditions as Seller may reasonably request upon reasonable prior notice.

Section 8.4  Legal Opinion

      Seller shall have received an opinion of Rich, May, Bilodeau & Flaherty, P.C., counsel for CORE and Purchaser, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Seller substantially to the effect as set forth on Exhibit D.

      Such opinion shall cover such related matters as Seller may reasonably require, and may contain customary assumptions and exceptions.

Section 8.5  Certified Resolutions

      CORE and Purchaser shall have furnished to Seller certified resolutions and resolutions of their respective Boards of Directors duly and legally authorizing the execution, performance of this Agreement by CORE and Purchaser, and such other documentation as Seller shall reasonably request.

                                  ARTICLE IX

                Conditions to Obligations of CORE and Purchaser

      The obligations of CORE and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by CORE and Purchaser but only in a writing signed by CORE and Purchaser:

Section 9.1  Representations and Warranties

      The representations and warranties of Seller and Transcend contained in this Agreement expressly made as of the Closing Date, and all of the other representations and warranties of Seller and Transcend contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

Section 9.2  Compliance by Seller and Transcend

      Seller and Transcend shall have performed and complied with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

Section 9.3  Closing Certificate

      CORE shall have received a certificate of Seller and Transcend executed by the President and Chief Financial Officer of Seller and Transcend and dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2 of this Article IX; and such other evidence with respect to the fulfillment of any said conditions as CORE may reasonably request upon reasonable prior notice.

Section 9.4  Legal Opinion

      CORE and Purchaser shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel for Seller and Transcend, dated the Closing Date, reasonably satisfactory in form and substance to counsel for CORE, substantially to the effect as set forth on Exhibit C.

      Such opinion shall cover such related matters, as CORE or Purchaser may reasonably require, and may contain customary assumptions and exceptions.

Section 9.5  Certified Resolutions and Votes

      Seller shall have furnished CORE with certified resolutions and votes of its Board of Directors and stockholders duly and legally authorizing the execution and performance of this Agreement, and such other documentation as CORE shall reasonably request.

      Transcend shall have furnished CORE with certified resolutions of its Board of Directors duly and legally authorizing the execution and performance of this Agreement, and such other documentation as CORE shall reasonably request.

Section 9.6  No Litigation

      Between the date of this Agreement and the Closing Date, no suit or action or legal, administrative, arbitration or other proceeding shall have been instituted, or threatened, against Seller or Transcend or which might adversely affect the financial condition of Seller or the conduct of the Business.

Section 9.7  Preservation of Business

      The going business of Seller and its business organization and personnel shall have been substantially preserved intact and shall not have been materially impaired. Between the date of this Agreement and the Closing Date, the key employees of Seller shall have continued in the employ of Seller, Seller shall not have discontinued any lines of business or changed in any material respect the nature of its business from those existing on the date hereof. There shall have been no material adverse change in Seller since December 31, 1997.

Section 9.8  Relationships with Customers

      The relations of Seller with its customers, suppliers, landlords and others shall have been substantially preserved intact and not materially impaired.

Section 9.9 Additional Documentation; Monthly Financial Statements

      Seller and Transcend shall have provided CORE with such additional documentation as CORE shall reasonably request.

      CORE shall have received the monthly financial statements and the Audited Financial Statements of Seller as described in Section 5.12 hereof.

Section 9.10  Corporate and Other Records

      There shall have been delivered to CORE the books and records of Seller as described in Section 1.1(e) and (i).

Section 9.11  Maintenance of Assets

      At the Closing, Seller shall have good and marketable title to all of the Subject Assets, including personal property, real estate, intellectual property, free and clear of all liens, mortgages, pledges and encumbrances. The properties, machinery and equipment of Seller shall have been maintained in good repair and operating condition, ordinary wear and tear excepted.

Section 9.12  Releases and Acknowledgments of Employees

      CORE shall have received from all Continuing Employees the certificates and acknowledgements described in Section 5.6, in substantially the forms set forth in Exhibit H-1 and H-2 hereto.

Section 9.13  Consent and Amendment to Employment Agreements

      Each of the persons listed on Schedule 9.13 shall have executed a Consent and Amendment to Employment Agreement with Purchaser in substantially the form annexed hereto as Exhibit G.

Section 9.14  Consents

      Seller shall have delivered to CORE and Purchaser all consents of third parties required by any and all agreements or documents to which any Seller is a party or bound, in order to give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent required or requested by CORE and Purchaser, such consents shall include consents of (i) the parties to the contracts and agreement listed on Schedule 2.10; (ii) the employees or consultants with whom Seller has contracts or agreements; and (iii) landlords of the Real Estate Leases. There shall have been delivered to CORE all assignments, deeds, bills of sale, insurance policies, contracts, leases, franchises, permits and all other documents pertaining to the Subject Assets.

Section 9.15  Proceedings

      All corporate or other proceedings taken or required to be taken in connection with the transactions contemplated hereby at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to CORE and its counsel.

Section  9.16  Financial Statement Items; Purchase Price Adjustment

      (a) The Business shall be operating at a profit as shown on the most recent monthly financial statements of Purchaser delivered to CORE pursuant to
Section 5.12 hereof.

      (b) On the Closing Date, the financial statement items set forth in
Section 5.8 shall have been maintained and satisfied.

      (c) Within 90 days of the Closing Date or as soon thereafter as reasonably practicable, Purchaser shall prepare and deliver to Transcend and Seller a balance sheet for the Business as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP.

      If the Closing Balance Sheet indicates that the financial conditions set forth in Section 5.8 were not satisfied at Closing, then Transcend and Seller shall immediately, upon written notice from Purchaser, pay to Purchaser, in cash, an amount equal to the deficiency in the Minimum Cash and A/R Account.

      (d) In no event will any amount, if any, owed to Purchaser or CORE by Seller or Transcend as a result of the Shortfall amount related to uncollected accounts receivable described in Section 5.16, any indemnification claim described in Article VII or any Purchase Price deduction described in this
Section 9.16 be double-counted in connection with such reduction, claim or deduction.

Section 9.17  Governmental Consent and Approvals; Statutes, Licenses, Permits,
              Etc.

      All statutory requirements for the valid consummation of the transaction described in this Agreement shall have been complied with, including the receipt of all required authorizations, consents and approvals of federal and state governmental agencies. No statute, rule, regulations, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transaction described in this

Agreement.

      Purchaser shall have received or have been granted any and all necessary certificates, licenses, permits authorities and franchises by the appropriate local, state and federal government agencies in order for Purchaser to conduct the Business (the "Permits and Licenses") Seller and Transcend shall cooperate and employ their best effort to assist Purchaser in receiving the Permits and Licenses.

Section 9.18 Due Diligence

      CORE and Purchaser shall have completed its due diligence investigation of Seller and the Business, including, without limitation, review of financial statements, assets, liabilities, products, services, inventory, methods of accounting, margins and financial and other business records and investigation of Seller's customers and suppliers. In this connection, Seller and Transcend agree to make necessary information available and to authorize reasonable visits during normal business hours and upon advance written notice to Seller to Seller's premises with such staff, consultants and experts as Purchaser deems necessary or desirable. Purchaser and CORE agree to coordinate closely all such activities with Seller and to conduct any such inquiries with appropriate discretion and sensitivity to Seller's relationships with its employees, customers and suppliers. Such due diligence shall include a valuation of all the assets and goodwill of Seller and an allocation of the Purchase Price over such Assets including goodwill. A satisfactory conclusion, in the opinion of CORE (in its sole discretion), of this due diligence study (including accounting treatment of the transaction by CORE) is a condition to CORE and Purchaser consummating the transactions contemplated by this Agreement.

                                   ARTICLE X

                          Termination or Abandonment

Section 10.1  Termination or Abandonment

      This Agreement and the transactions contemplated herein may be terminated and abandoned at any time prior to the Effective Date:

      (a)  by mutual consent of CORE, Purchaser, Transcend and Seller;

      (b) by CORE if (i) any of the representations or warranties of Seller or Transcend contained herein shall have been untrue or incorrect in any material respect on the date hereof or (ii) Seller or Transcend shall be in material breach of any of its covenants, agreements or obligations hereunder and such breach shall continue uncured until the earlier of (x) the scheduled Closing Date, or (y) the third day following the receipt by the breaching party of notice thereof;

      (c) by Transcend or Seller if (i) any of the representations or warranties of CORE or Purchaser contained herein shall have been untrue or incorrect in any material respect on the date hereof or (ii) CORE or Purchaser shall be in material breach of any of its covenants, agreements or obligations hereunder and such breach shall continue uncured until the earlier of (x) the scheduled Closing Date, or (y) the third day following the receipt by the breaching party of notice thereof;

      (d) by either Transcend, Seller, Purchaser or CORE if, without fault of such terminating party, the Closing has not become effective by April 1, 1998, or such other date, if any, as Seller and CORE shall agree upon in writing;

      (e) by CORE if the conditions set forth in Article IX hereof have not been satisfied on or prior to the Closing Date;

      (f) by Transcend or any Seller if the conditions set forth in Article VIII hereof have not been satisfied on or prior to the Closing Date.

Section 10.2  Effect of Termination or Abandonment

      In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall become void and have no effect without liability of any party to any other party except as set forth below, except the provisions of Section 11.10 (Expenses); and Section 11.6 (Confidentiality; Press Releases and Public Announcements), shall survive.

      The parties hereto acknowledge that the Closing hereunder is subject to further due diligence and contingencies. Accordingly, the parties agree that no fee, penalty or other damages shall be due or payable for termination of this Agreement, with or without cause, by any party hereto.

                                   ARTICLE XI

                               General Provisions

Section 11.1  Confidentiality

      CORE will use its reasonable best efforts to keep confidential any and all information furnished to it by Seller or Transcend or its independent public accountants in connection with the transactions contemplated by this Agreement, and the business and financial review and investigation conducted by CORE, except to the extent any such information may be generally available to the public; provided, however, that (i) any disclosure of such information may be made by CORE to the extent required by applicable law or regulation or judicial or regulatory process, and (ii) such information may be used by CORE as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

Section 11.2  Closing Documents

      The parties will make every good faith effort to reach agreement as to the form of the documentation to be delivered in connection with the Closing hereunder, except as provided in 9.18 concerning CORE and Purchaser's acceptance and review of due diligence matters which remain in CORE's and Purchaser's sole discretion.

Section 11.3  No Third Party Beneficiaries

      This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto.

Section 11.4  Waivers; Best Knowledge

      Seller, Transcend, CORE or Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by a duly authorized officer of the extending or waiving party.

Section 11.5  Notices

      Except as otherwise provided herein, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be (a) in writing and shall be deemed to be given (i) when delivered in person, (ii) on the third business day after deposit in a regularly maintained receptacle of the United States mail as registered or certified mail, return receipt requested, postage prepaid, (iii) one business day after deposit with a recognized national private courier service, or (iv) on the day on which the party to whom such notice is addressed refuses delivery by mail or by private courier service, and
(b) addressed as follows:

      if to CORE or
        Purchaser to:   CORE, INC.
                        18881 Von Karman Ave. - Suite 1750
                        Irvine, CA 92612
                        Attn:  William E. Nixon, Executive Vice President and
                               Chief Financial Officer
                        Telephone:  (714) 442-2100
                        Fax:  (714) 442-2102

      with a copy to:   Rich, May, Bilodeau & Flaherty, P.C.
                        294 Washington Street

                        Boston, Massachusetts  02108
                        Attention:  Stephen M. Kane, Esq.
                        Telephone:  (617) 482-1360
                        Fax:  (617) 556-3889

      if to Seller or
          Transcend to:

                        Transcend Services, Inc.
                        Transcend Case Management, Inc.
                        3353 Peachtree Road, NE
                        Suite 1000
                        Atlanta, GA  30326
                        Attn: Doug Shamon, Executive Vice President and Chief Financial Officer
                        Telephone:  (404) 364-8000
                        Fax:  (404) 364-8009

      with a copy to:   Smith, Gambrell & Russell LLP
                        Suite 3100 - Promenade II
                        1230 Peachtree Street
                        Atlanta, GA  30309
                        Attn: Richard Greenstein, Esq.
                        Telephone:  (404) 815-3623
                        Fax:  (404) 685-6923

or to such other address as may be designated in writing by either party from time to time in accordance herewith.

      To simplify notices and communications hereunder, Transcend and Seller agree that notices or communications addressed, sent to or received by Transcend or Seller shall be deemed to be addressed, sent or received by Transcend and Seller.

Section 11.6  Confidentiality; Press Releases and Public Announcements

      All parties hereto acknowledge that CORE and Transcend are publicly-traded corporations and accordingly, disclosure of information and news concerning CORE and Transcend must be effected in a systematic, controlled manner. Accordingly, all parties hereto shall keep confidential and not disclose to any person or entity (except for their respective tax, accounting and legal advisors and any employee on a "need to know" basis and then only when the confidentiality and non-disclosure obligations have been fully explained and accepted by such persons) any information about this Agreement, the proposed transaction or any related matter, provided, however, that (i) any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process, and (ii) such information may be used as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

      Without limiting the generality of the foregoing, no party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of both CORE and Transcend; provided, however, that CORE and Transcend may make any public disclosure it believes in good faith is required by or prudent under applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case CORE and Transcend will consult the other prior to making the disclosure).

Section 11.7  Successors, Assigns;

      This Agreement may not be transferred, assigned or hypothecated by any party hereto other than by operation of law or with the prior written consent of the other parties. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, heirs, personal representatives and permitted assigns of the parties hereto.

Section 11.8  Counterparts

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Section 11.9  Governing Law; Amendments

      This Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed therein and cannot be changed, amended or terminated orally, but only in writing duly signed on behalf of all parties hereto.

Section 11.10  Expenses

      Except as provided otherwise herein, the parties shall bear their own expenses with respect to the transactions contemplated by this Agreement.

Section 11.11  Headings and Captions

      The section headings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.12  Restrictions on Transferability of the Purchase Price Shares.

      The Purchase Price Shares of CORE stock to be issued and delivered in connection with the transactions contemplated hereby will not have been registered under the Securities Act or under the securities laws of any state. Accordingly, those Purchase Price Shares of CORE stock (together with any other shares received pursuant to conversions, exchanges, stock splits, stock dividends or other reclassification or changes thereof, or consolidations or reorganizations of CORE) will not be transferable except pursuant to compliance with or exemption from federal and state securities laws.

      Each certificate representing Purchase Price Shares of CORE issued to Transcend hereunder shall bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (B) PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND UNDER THE SECURITIES LAW OF ANY STATE AND UPON RECEIPT BY CORE INC. OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT ANY SUCH SALE IS IN COMPLIANCE WITH, OR NOT SUBJECT TO, THE ACT AND STATE SECURITIES LAWS."

Section 11.13  Severability

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.14  Incorporation of Schedules and Exhibits

      The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.15  Entire Agreement

      This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof. Each of the parties hereto acknowledges that they have participated in the drafting of this Agreement, and agrees that no provision of this Agreement shall be construed for or against any party solely on the basis of its contribution, or lack of contribution, to the drafting of such provision.

Section 11.16  Arbitration

      Except for injunctive relief or other equitable remedies described in
Section 5.15, any dispute arising out of or related to this Agreement, or the breach thereof, that the parties are unable to resolve shall be submitted to arbitration in Orange County, California (or another location if mutually unanimously agreed to by the parties) before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be rendered in writing and shall state the reasons on which it is based and shall bear the signature of the arbitrator. The decision of the arbitrator shall be final and binding upon the parties and judgment on the award may be entered in any court having jurisdiction thereof.

      In connection with such arbitration, the arbitrator may, but it is not required, to award the prevailing party or parties all or a portion of the costs, including reasonable legal and arbitration fees and other damages, associated with efforts to enforce this Agreement or recover damages for violation or breach of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           CORE, INC.
                                           ("CORE")

Attest:

By: /s/ Stephen M. Kane                   By: /s/ William E. Nixon
   ---------------------                      ----------------------
    Stephen M. Kane                           William E. Nixon
    Assistant Clerk                           Executive Vice President and Chief
                                              Financial Officer

Attest:                                       TCM SERVICES, INC
                                              ("Purchaser")

By: /s/ Stephen M. Kane                   By: /s/ William E. Nixon
   ---------------------                      ----------------------
   Stephen M. Kane                            William E. Nixon
   Assistant Secretary                        Treasurer

Attest:                                    TRANSCEND CASE MANAGEMENT, INC.
                                           ("Seller")

By: /s/ Larry G. Gerdes                   By: /s/ Todd S. Mann
   ---------------------                      ----------------------
Name: Larry G. Gerdes                     Name: Todd S. Mann
     -------------------                       ---------------------
Title: Secretary                          Title: President
      ------------------                        --------------------

Attest:                                   TRANSCEND SERVICES, INC.
                                          ("Transcend")

By: /s/ Doug Shamon
   ---------------------
Name: Doug Shamon
     -------------------
Title: Chief Financial Officer            By: /s/ Larry G. Gerdes
       -----------------------               ---------------------
                                          Name: Larry G. Gerdes
                                               -------------------
                                          Title: President and Chief Executive
                                                   Officer
                                                ------------------


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